May 27, 1998


Report to Fellow Shareholders:

     Nicholas Equity Income Fund had a total return of 27.83% for the fiscal year ended March 31, 1998. Net assets at March 31 were $29 million, and net asset value per share was $14.35. Returns for periods ended March 31, 1998 are shown below:

                                                             Average Annual Total Return*
                                                             ---------------------------
                                                   3 Months*       One Year*       Three Years*
                                                   --------        ---------       ------------
Nicholas Equity Income Fund
  (Distributions reinvested)....................   + 7.09%          +27.83%          +18.46%
Standard & Poor's 500
  (Dividends reinvested)........................   +13.94%          +47.96%          +32.79%
Lehman Brothers Intermediate
  Corporate Bond Index..........................   + 1.68%          +10.64%          + 8.98%


     The Equity Income Fund is pursuing its mission of producing a reasonable current income yield while providing the opportunity for long-term capital appreciation. As of March 31, 1998, the 30-day annualized yield was 2.59%. The annualized composite dividend return of the Standard & Poor's 500 as of March 31 was approximately 1.70%. Also at March 31, the portfolio composition was a follows: 6.8% of assets in cash, 3.6% in bonds and 89.6% in stocks and convertible securities. With this alignment, we expect less volatility in share price than with our growth funds.

     Thank you for your interest in Nicholas Equity Income Fund.


Sincerely,



/S/ Albert O. Nicholas
    ------------------
    Albert O. Nicholas
    President

    *Total returns are historical and include change in share price and reinvestment of dividend and capital gain distributions. Past performance is no guarantee of future results. Principal value and return will fluctuate so an investment, when redeemed, may be worth more or less than original cost. The Fund's average annual total return for the life of the Fund (November 23, 1993 through March 31, 1998) is 14.57%

FINANCIAL HIGHLIGHTS
(For a share outstanding throughout the year)
---------------------------------------------------------------------

                                       Year Ended March 31,
                                       --------------------
                              1998      1997      1996      1995      1994 (1)
                              ----      ----      ----      ----      ----
NET ASSET VALUE,
   BEGINNING OF YEAR         $12.27    $12.35    $10.56    $10.04   $10.00
  INCOME FROM INVESTMENT
   OPERATIONS:
  Net investment income         .47       .48       .36       .30      .06
  Net gains (losses) on
   securities (realized
   and unrealized)             2.77       .44      1.77       .50     (.01)
                              -----     -----      -----    -----     -----
    Total from investment
     operations                3.24       .92      2.13       .80       .05
                              -----     -----     -----      -----    -----

  LESS DISTRIBUTIONS:
  Dividends (from net
   investment income)          (.50)     (.45)     (.34)     (.28)     (.01)
  Distributions (from
   capital gains)              (.66)     (.55)      --         --       --
                               -----     -----     -----      -----     ----

    Total distributions       (1.16)    (1.00)    (.34)      (.28)     (.01)
                             -----      ------   ------     ------    -----

NET ASSET VALUE, END OF
   YEAR                      $14.35    $12.27   $12.35     $10.56    $10.04
                              -----     -----    ------     ------    -----
                              -----     -----    ------     ------    -----

TOTAL RETURN                  27.83%     7.83%    20.61%      8.13%      .53% (2)

RATIOS/SUPPLEMENTAL DATA:
Net assets, end of year
  (millions)                   $29.0     $20.8    $15.8      $11.8      $5.8
Ratio of expenses to
  average net assets          0.90%(4) 0.90%(4) 1.38% (4)  1.73%      1.70% (3)
Ratio of net investment
  income to average net
  assets                      3.61%(4) 4.12%(4) 3.26% (4)  3.32%      2.53% (3)
Portfolio turnover rate       36.83%   23.05%   68.85%     10.98%         0%
Average commission rate
  paid by the Fund on
  portfolio investment
  transactions (5)           $0.0473  $0.0467  $0.0472     N/A          N/A

(1) For the period from November 23, 1993 (date of initial public offering)
    through March 31, 1994.
(2) Not annualized.
(3) Annualized.
(4) Net of reimbursements by adviser.  Absent reimbursement of expenses,
    the ratio of expenses to average net assets would have   been 1.08%,
    1.18% and 1.40% for the fiscal years ended March 31, 1998, 1997 and
    1996 respectively. Also, the respective ratios of  net investment income to average net assets would have been 3.43%, 3.84% and 3.24%.
(5) Disclosure of this rate is required by the Securities and Exchange
    Commission on a prospective basis beginning with the
    Fund's 1996 fiscal year end.

                 The accompanying notes to financial statements
                   are an integral part of these statements.

TOP TEN HOLDINGS
March 31, 1998 (unaudited)
----------------------------------------------------------------------
                                                                 Percentage
Name                                                            of Net Assets
----                                                           -------------

General Cable Corporation.....................................     6.26%
U.S. Bancorp..................................................     5.17%
Medallion Financial Corporation...............................     4.96%
American Home Products Corporation............................     4.94%
Wallace Computer Services, Inc................................     4.78%
Household International, Inc..................................     4.75%
Thermo Optek Corporation, 5.00%, due October 15, 2000*........     4.69%
RPM, Inc......................................................     4.61%
Edwards (A.G.), Inc...........................................     4.53%
ThermoQuest Corporation, 5.00%, due August 15, 2000*...........     3.95%
                                                                  -------
     Total of top ten holdings................................    48.64%
                                                                  -------
                                                                  -------
*Convertible Bond.


SCHEDULE OF INVESTMENTS
March 31, 1998
---------------------------------------------------------------------

 Shares or                                                       Quoted
 Principal                                                       Market
  Amount                                                          Value
-----------                                                   -------------
                                                               (Note 1 (a))
COMMON STOCKS - 70.28%
               Banks and Finance - 25.26%
     55,500    Bando  McGlocklin Capital Corporation            $   638,250
     30,000    Edwards (A.G.), Inc.                               1,312,500
     23,600    Firstar Corporation                                  932,200
     10,000    Household Internatianal , Inc.                     1,377,500
     13,238    InvestorsBancorp, Inc. *                             122,452
     53,000    Medallion Financial Corporation                    1,437,625
     12,000    U.S. Bancorp                                       1,497,000
                                                                -----------
                                                                  7,317,527
                                                                -----------

               BUSINESS SERVICES - 4.78%
     40,000    Wallace Computer Services, Inc.                    1,385,000
                                                                -----------

               CONSUMER PRODUCTS AND SERVICES - 3.46%
     20,000    Pitney Bowes Credit Corporation                    1,003,750
                                                                -----------

               HEALTH CARE - 4.94%
     15,000    American Home Products Corporation                 1,430,625
                                                                -----------

               INDUSTRIAL PRODUCTS AND SERVICES - 10.87%
     40,000    General Cable Corporation                          1,815,000
     75,000    RPM, Inc.                                          1,335,938
                                                                -----------
                                                                  3,150,938
                                                                -----------
               INSURANCE - 3.35%
     15,000    American General Corporation                         970,312
                                                                -----------

               INVESTMENT MANAGEMENT - 2.24%
     25,000    Waddell & Reed Financial, Inc. - Class A            650,000
                                                                -----------
               MEDIA, COMMUNICATIONS AND ENTERTAINMENT - 4.80%
     18,000    General Motors Corporation - Class H*               814,500
     10,123    Raytheon Company - Class A                          575,746
                                                                ----------
                                                                 1,390,246
                                                                ----------

               REAL ESTATE - 7.78%
     24,032    Meditrust Corporation, Paired ctf.                  741,988
     27,000    National Health Investors, Inc.                   1,076,625
     16,500    Reckson Associates Realty Corporation               435,187
                                                                ----------
                                                                 2,253,800
                                                                ----------

               MISCELLANEOUS - 2.80%
     30,000    Landauer, Inc.                                      810,000
                                                                ----------

                 TOTAL COMMON STOCKS                            20,362,198
                  (cost $14,149,226)                            ----------


NON-CONVERTIBLE BOND - 3.60%
               HEALTH CARE - 3.60%
 $1,000,000    Beverly Enterprises, Inc.
                9.00%, February 15, 2006                         1,042,500
                                                                ----------

                 TOTAL NON-CONVERTIBLE BOND                      1,042,500
                  (cost $1,000,250)                             ----------

CONVERTIBLE BONDS - 19.34%
               CONSUMER PRODUCTS AND SERVICES - 7.62%
  1,000,000    ThermoQuest Corporation
                5.00%, August 15, 2000                           1,145,000
  1,100,000    ThermoTrex Corporation
                3.32%, November 1, 2007                          1,062,875
                                                                ----------
                                                                 2,207,875
                                                                ----------
               HEALTH CARE - 3.28%
  1,195,000    Emeritus Corporation
                6.25%, January 1, 2006                             950,025
                                                                ----------

               INDUSTRIAL PRODUCTS AND SERVICES - 8.44%
  1,100,000    Richey Electronics, Inc.
                7.00%, March 1, 2006                             1,086,250
  1,100,000    Thermo Optek Corporation
                5.00%, October 15, 2000                          1,358,500
                                                                ----------
                                                                 2,444,750
                                                                ----------

                 TOTAL CONVERTIBLE BONDS
                  (cost $5,377,024)                              5,602,650
                                                                ----------

SHORT-TERM INVESTMENTS - 6.60%
               Commercial Paper - 5.17%
    500,000    WICOR Industries, Inc.
                5.75%, due April 3, 1998                           499,840
  1,000,000    Manpower Inc.
                5.75%, due April 8, 1998                           998,882
                                                                ----------
                                                                 1,498,722
                                                                ----------

               Variable Rate Demand Notes - 1.43%
     10,838    Johnson Controls, Incorporated
                5.29%, due April 1, 1998                            10,838
     84,496    Pitney Bowes Credit Corporation
                5.29%, due April 1, 1998                            84,496
    114,490    Sara Lee Corporation
                5.29%, due April 1, 1998                           114,490
    205,009    Warner Lambert Company
                5.27%, due April 1, 1998                           205,009
                                                                ----------
                                                                   414,833
                                                                -----------


                 TOTAL SHORT-TERM INVESTMENTS
                  (cost $1,911,878)                               1,913,555
                                                                -----------
                 TOTAL INVESTMENTS
                  (cost $22,438,378)                             28,920,903
                                                                -----------

                CASH AND RECEIVABLES,
                NET OF LIABILITIES - 0.18%                           50,990
                                                                -----------

                 TOTAL NET ASSETS
                  (Basis of percentages
                   disclosed above)                             $28,971,893
                                                                -----------
                                                                -----------





            * Nondividend paying security.

              The accompanying notes to financial statements
                  are an integral part of this schedule.

HISTORICAL RECORD (unaudited)
----------------------------------------------------------------------

                                                          Net Investment                   Dollar         Growth of
                                                Net          Income       Capital Gain    Weighted       An Initial
                                            Asset Value   Distributions  Distributions   Price/Earnings    $10,000
                                            Per Share      Per Share       Per Share       Ratio (2)    Investment (3)
                                            -----------   -------------  -------------   --------------  -------------
November 23, 1993 (1)......................    $10.00      $   --           $   --              --           $10,000
March 31, 1994.............................     10.04       0.0133              --            14.4            10,053
March 31, 1995.............................     10.56       0.2810              --            14.6            10,871
March 31, 1996.............................     12.35       0.3370              --            16.8            13,111
March 31, 1997.............................     12.27       0.4527           0.5483           15.9            14,138
March 31, 1998.............................     14.35       0.5014(4)        0.6586(4)        23.0            18,072

 (1) Date of Initial Public Offering.                    (4) Paid $0.1210 in net investment income and $0.2750 in
 (2) Based on latest 12 months accomplished earnings.        capital gains on May 2, 1997 to shareholders of
 (3) Assuming reinvestment of all distributions.             record April 30, 1997.
                                                             Paid $0.1250 in net investment income on July 30, 1997
                                                             to shareholders of record July 24, 1997.
                                                             Paid $0.1040 in net investment income on October 29, 1997
Range in quarter end price/earnings ratios                   to shareholders of record October 23, 1997.
                                                             Paid $0.1514 in net investment income and $0.3836
       High               Low                                in capital gains on December 31, 1997 to shareholders of
    ---------          ---------                             record December 29, 1997.
 3/31/98 - 23.0      12/31/94 - 13.9


STATEMENT OF ASSETS AND LIABILITIES
March 31, 1998
----------------------------------------------------------------------

ASSETS:
      Investments in securities at market value (cost $22,438,378)(Note 1 (a))...................   $28,920,903
      Dividend and interest receivables..........................................................       126,859
                                                                                                    -----------
                  Total assets...................................................................    29,047,762
                                                                                                    -----------

LIABILITIES:
      Payables --
            Management fee (Note 2)..............................................................        55,003
            Other payables and accrued expenses..................................................        20,866
                                                                                                    -----------
                  Total liabilities..............................................................        75,869
                                                                                                    -----------
                  Total net assets...............................................................   $28,971,893
                                                                                                    -----------
                                                                                                    -----------

NET ASSETS CONSIST OF:
      Fund shares issued and outstanding.........................................................   $22,286,315
      Net unrealized appreciation on investments (Note 3)........................................     6,480,848
      Accumulated undistributed net realized gains on investments................................        28,039
      Accumulated undistributed net investment income............................................       176,691
                                                                                                    -----------

                                                                                                    $28,971,893
                                                                                                    -----------
                                                                                                    -----------


NET ASSET VALUE PER SHARE ($.0001 par value, 500,000,000 shares authorized),
       offering price and redemption price ($28,971,893 /2,018,918 shares outstanding)...........       $14.35
                                                                                                         ------
                                                                                                         ------

              The accompanying notes to financial statements
                 are an integral part of this statement.

STATEMENT OF OPERATIONS
For the year ended March 31, 1998
----------------------------------------------------------------------

INCOME:
      Interest.....................................................................................    $639,050
      Dividends....................................................................................     448,816
      Other Income.................................................................................      38,769
                                                                                                    -----------
                                                                                                      1,126,635
                                                                                                    -----------

EXPENSES:
      Management fee (Note 2)......................................................................     175,227
      Legal fees...................................................................................      33,141
      Registration fees............................................................................      22,448
      Audit and tax consulting fees................................................................      18,775
      Transfer agent fees..........................................................................       8,391
      Insurance....................................................................................       3,810
      Directors' fees..............................................................................       3,600
      Postage and mailing fees.....................................................................       2,780
      Printing.....................................................................................       2,021
      Custodian fees...............................................................................       1,267
                                                                                                    -----------
               Total expenses before reimbursement.................................................     271,460
               Reimbursement of expenses by adviser (Note 2).......................................      46,168
                                                                                                    -----------
                                                                                                        225,292
                                                                                                    -----------
               Net investment income...............................................................     901,343
                                                                                                    -----------
NET REALIZED GAINS ON INVESTMENTS (Note 1 (b)).....................................................     778,333
                                                                                                    -----------

NET INCREASE IN UNREALIZED APPRECIATION ON INVESTMENTS.............................................   4,450,636
                                                                                                    -----------
               Net gain on investments.............................................................   5,228,969
                                                                                                    -----------

               Net increase in net assets resulting from operations................................  $6,130,312
                                                                                                    -----------
                                                                                                    -----------


              The accompanying notes to financial statements
                  are an integral part of this statement.

STATEMENTS OF CHANGES IN NET ASSETS
For the years ended March 31, 1998 and 1997
----------------------------------------------------------------------

                                                     1998            1997
                                                   ---------      ---------
OPERATIONS:
    Net investment income......................... $   901,343    $   752,119
    Net realized gain on
    investments (Note 1 (b))......................     778,333        717,947
    Net increase (decrease) in
    unrealized appreciation on investments........   4,450,636      (113,756)
                                                    ------------    ---------
         Net increase in net assets
         resulting from operations................   6,130,312      1,356,310
                                                    ------------    ---------
DISTRIBUTIONS TO SHAREHOLDERS:
    Distributions from net investment income
      ($0.5014 and $0.4527 per share, respectively)   (932,718)      (665,203)
    Distrbutions from net realized gains on         ------------    ---------
    investment transactions  ($0.6586 and $0.5483
    respectively).................................  (1,225,096)      (760,192)
                                                   -----------     -----------
         Total distributions......................  (2,157,814)     (1,425,395)
                                                    -----------     -----------
CAPITAL SHARE TRANSACTIONS:
    Proceeds from shares issued (447,302 and 463,715
      shares, respectively).......................   5,856,564      5,666,425
    Net asset value of shares issued in
      distributions from net investment income
      and net realized gains (158,330 and
      114,109 shares, respectively)...............   2,037,382      1,376,641
    Cost of shares redeemed (283,616 and 161,928
      shares, respectively).......................  (3,715,860)    (1,968,355)
                                                    ------------    ----------
         Increase in net assets derived from
         capital share transactions...............   4,178,086      5,074,711
                                                    ------------    ----------

         Total increase in net assets.............   8,150,584     5,005,626
                                                    ------------    ----------

NET ASSETS, at the beginning of the year (including
  undistributed net investment income of $208,066
  and $121,150, respectively).....................  20,821,309     15,815,683
                                                   ------------    ----------

NET ASSETS, at the end of the year (including
  undistributed net investment income of $176,691
  and $208,066, respectively).....................$ 28,971,893   $20,821,309
                                                   -----------    ----------
                                                   -----------    ----------




         The accompanying notes to financial statements are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
March 31, 1998
----------------------------------------------------------------------

(1) Summary of Significant Accounting Policies --
        The Nicholas Equity Income Fund, Inc. (the "Fund") is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended. The primary objective of the Fund is to produce reasonable income with moderate long-term growth as a secondary consideration. To achieve its primary objective, the Fund generally will have at least 65% of its total assets invested in income-producing equity securities. The following is a summary of the significant accounting policies of the Fund:

        (a) Each equity security is valued at the last sale price reported by the principal security exchange on which the issue is traded, or if no sale is reported, the latest bid price. Market values of most debt securities are based on valuations provided by a pricing service which determines valuations for normal institutional-size trading units of securities using market information, transactions for comparable securities and various other relationships between securities which are generally recognized by institutional traders. Variable rate demand notes are valued at cost which approximates market value. U.S. Treasury Bills and commercial paper are stated at market value with the resultant difference between market value and original purchase price being recorded as interest income. Investment transactions are recorded no later than the first business day after the trade date. Cost amounts, as reported on the schedule of investments and the statement of assets and liabilities, are the same for Federal income tax purposes.

        (b) Net realized gains and losses on common stocks were computed on the basis of specific certificates.

        (c) Provision has not been made for Federal income taxes or excise taxes since the Fund has elected to be taxed as a "regulated investment company" and intends to distribute substantially all taxable income to its shareholders and otherwise comply with the provisions of the Internal Revenue Code applicable to regulated investment companies.

        (d) Dividend income and distributions to shareholders are recorded on the ex-dividend date. Non-cash dividends, if any, are recorded at fair market value on date of distribution.

        (e) The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

(2) Investment Adviser and Management Agreement --
        The Fund has an agreement with Nicholas Company, Inc. (with whom certain officers and directors of the Fund are affiliated) to serve as investment adviser and manager. Under the terms of the agreement, a monthly fee is paid to the investment adviser based on approximately 1/17th of 1% (.70 of 1% on an annual basis) of the average net asset value up to and including $50 million, and 1/20th of 1% (.60 of 1% on an annual basis) of the average net asset value in excess of $50 million. The adviser has decided to absorb all expenses of the Fund in excess of 0.90% of net assets. The adviser reimbursed $46,168 to the Fund which represents the expenses in excess of .90% (annualized) of net assets for the fiscal year ended March 31, 1998. Also, the investment adviser may be reimbursed for clerical and administrative services rendered by its personnel. The advisory agreement is subject to an annual review by the Directors of the Fund.

(3) Net Unrealized Appreciation --
        Aggregate gross unrealized appreciation (depreciation) as of March
        31, 1998, based on investment cost for Federal tax purposes is as follows:
          Aggregate gross unrealized appreciation on investments   $6,723,943
          Aggregate gross unrealized depreciation on investments     (243,095)
                                                                   ----------
              Net unrealized appreciation ......................   $6,480,848
                                                                   ----------
                                                                   ----------
(4) Investment Transactions --
        For the year ended March 31, 1998, the cost of purchases and the proceeds from sales of investments, other than short-term obligations, aggregated $11,623,229 and $8,233,057, respectively.



Report of Independent Public Accountants

To the Shareholders and Board of Directors of Nicholas Equity Income Fund, Inc.:

      We have audited the accompanying statement of assets and liabilities of NICHOLAS EQUITY INCOME FUND, INC. (a Maryland corporation), including the schedule of investments, as of March 31, 1998, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the periods presented. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and finanial highlights based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of March 31, 1998, by correspondence with the custodian and brokers. As to securities purchased but not yet received, we requested confirmation from brokers and, when replies were not received, we carried out other alternative auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Nicholas Equity Income Fund, Inc. as of March 31, 1998, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for the periods presented in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin,
April 24, 1998

NICHOLAS FAMILY OF FUNDS
Services Offered
---------------------------------------------------------------------
* IRAs
        *Traditional    *Educational
        *Roth           *SEP

*Self-employed Master Retirement Plan
        *Money Purchase *Profit Sharing

*Automatic Investment Plan

*Direct Deposite of Distributions

*Systematic Withdrawl Plan

*Monthly Automatic Exchange between Funds

*Telephone Redemption (Regular accounts only)

*Telephone Exchange

*24-hour Automated Account Information (800-544-6547)

Please call a shareholder representative for further information on the above services or with any other questions you may have regarding the Nicholas Family of Funds.

                         800-227-5987

                        Officers and Directors

                          ALBERT O. NICHOLAS
                        President and Director

                           ROBERT H. BOCK
                              Director

                          MELVIN L. SCHULTZ
                              Director

                           RICHARD SEAMAN
                              Director

                          DAVID L. JOHNSON
                      Executive Vice President

                          THOMAS J. SAEGER
               Executive Vice President and Secretary

                          DAVID O. NICHOLAS
                        Senior Vice President

                          LYNN S. NICHOLAS
                        Senior Vice President

                           JEFFREY T. MAY
                Senior Vice President and Treasurer

                          CANDACE L. LESAK
                           Vice President

                           MARK J. GIESE
                          Vice President

                          TRACY C. EBERLEIN
                      Assistant Vice President

                         Investment Adviser
                        NICHOLAS COMPANY, INC.
                        Milwaukee, Wisconsin
                    414-272-6133 or 800-227-5987

                    Custodian and Transfer Agent
                       FIRSTAR TRUST COMPANY
                       Milwaukee, Wisconsin
                   414-276-0535 or 800-544-6547

                             Counsel
                 MICHAEL, BEST & FRIEDRICH LLP
                       Milwaukee, Wisconsin

                            Auditors
                       ARTHUR ANDERSON LLP
                      Milwaukee, Wisconsin


        This report is submitted for the information of shareholders of the Fund. It is not authorized for distribution to prospective investors unless preceded or accompanied by an effective prospectus.